__________, 2008

New Motion, Inc.
42 Corporate Park
Irvine, CA 92606

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to the Agreement and Plan of Merger dated September 26, 2007 (the “Merger Agreement”), by and among New Motion, Inc., a Delaware corporation (“Parent”), NM Merger Co., Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Co.”) and Traffix, Inc., a Delaware corporation (the “Company”).

Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Pursuant to the Merger Agreement, Merger Co. will merge into the Company (the “Merger”).

We have acted as counsel to Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a) the Merger Agreement;

(b) the Form S-4 Registration Statement;

(c) those certain tax representation letters dated ____________, 2008 delivered to us by Parent, Merger Co. and the Company (the “Tax Representation Letters”); and

(d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Co. and the Company and to the consummation of the Merger as we have deemed necessary or appropriate.

15260 Ventura Boulevard, 20th Floor, Sherman Oaks, California 91403
office > 818.444.4500 fax > 818.444.4520 www.biztechlaw.com

New Motion, Inc.
____________, 2008

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) All representations, warranties and statements made or agreed to by Parent, Merger Co. and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

(c) All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d) The Merger is consummated in accordance with the Merger Agreement without any waiver, breach or amendment of any material provision thereof, and the Merger will be effective under applicable state law;

(e) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification; and

(f) The opinion dated ____________, 2008 rendered by Wolf, Block, Schorr and Solis-Cohen LLP pursuant to Section 6.3(c) of the Merger Agreement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, in our opinion the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

New Motion, Inc.
____________, 2008

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Form S-4 Registration Statement with respect to the discussion of the material United States federal income tax consequences of the Merger. It is intended solely for your benefit and that of the Parent’s stockholders and may not be relied upon or utilized for any other purpose or by any other person without our prior written consent.

Sincerely,

**Draft**

Stubbs Alderton & Markiles, LLP